Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Aveanna Healthcare Holdings Inc.

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share, to be issued under the Aveanna Healthcare Holdings, Inc. 2021 Stock Incentive Plan	Other	3,814,663 (3)	$2.22	$8,468,551.86	$147.60 per $1,000,000	$1,249.96

Total Offering Amounts					$8,468,551.86		$1,249.96

Total Fee Offsets(4)							—

Net Fee Due							$1,249.96

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Aveanna Healthcare Holdings Inc. (the “Registrant”) that become issuable under the Aveanna Healthcare Holdings Inc. 2021 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales prices of a share of Common Stock as reported on the Nasdaq Global Select Market on March 7, 2024.

(3)

Represents an automatic annual increase of an aggregate of 3,814,663 shares of Common Stock pursuant to the increase on January 1, 2024 to the number of shares of the Registrant’s Common Stock reserved for issuance under, and which annual increase is provided for in, the Plan.

(4)	The Registrant does not have any fee offsets.